Exhibit 99.1

Appian Response to Pega's Legal Appeal

SUMMARY

We’ve filed our brief (responding to Pegasystems’ appellate brief) in the Virginia Court of Appeals. Pega’s brief omits key facts presented to the jury and offers what we believe is a misleading version of the case and the law. Our brief sets things straight. It explains the evidence that helped the jury determine Pega willfully and maliciously misappropriated Appian’s trade secrets -- and award us more than $2 billion in damages.

DETAILS

Virginia courts have a history of respecting the rights of juries to weigh testimony and documentary evidence in reaching a conclusion. As such, we think Pega has a tall hurdle to overcome. As long as any evidence supports the verdict, court precedent says it must be upheld. And, as the trial judge said, Appian provided “overwhelming” evidence that Pega misappropriated Appian trade secrets and that Pega was unjustly enriched by its conduct.

Our brief shows the trial judge was well-founded in his legal rulings, which are supported by the great weight of legal precedent and sound policy. I'm not a lawyer, so I won’t detail all the laws and precedents, but you can read about them in the brief itself. It's available on our Pega Verdict webpage (www.appian.com/pega).

We’ll make the pertinent testimony and evidence available on that same webpage soon. People will be able to review the evidence and understand the jury's decision.